Exhibit 10.3

CONAGRA FOODS, INC.

AMENDED AND RESTATED

VOLUNTARY DEFERRED COMPENSATION PLAN

(January 1, 2009 Restatement)

The ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan (the “Plan”) was adopted effective January 1, 2005, and is amended and restated effective January 1, 2009. In addition, effective January 1, 2009, the Lamb-Weston Executive Deferred Compensation Plan (the “Lamb-Weston Plan”) is merged into this Plan.

The Plan is established and maintained by ConAgra Foods, Inc. for the purpose of permitting certain key employees of the Company and of corporations which are related to the Company to defer the receipt of a portion of their income and/or participate in any appreciation in the value of Company Stock. Accordingly, ConAgra Foods, Inc. hereby adopts the Plan pursuant to the terms and provisions set forth below:

PART I

NON-GRANDFATHERED AMOUNTS

The provisions of this Part I shall apply to amounts due pursuant to this Plan that are not “Grandfathered Amounts,” as that term is defined in Part II.

ARTICLE I

DEFINITIONS

1.1 Account. The term “Account” means the bookkeeping account established by the Company to which post-2004 Compensation Deferral Contributions, and earnings and losses thereon, are credited for any Participant, except that for a Participant who had an account balance in the Lamb-Weston Plan immediately before the Lamb-Weston Plan was merged into this Plan, the term shall mean the Participant’s entire account in this Plan, including any amounts credited to the Participant’s account in the Lamb-Weston Plan before 2005.

1.2 Change of Control Event. A “Change of Control” shall occur upon any of the following dates:

(a)	The date individuals who constitute the Board (the “Incumbent Board”) cease for any reason during any 12 month period to constitute at least fifty percent (50%) of the members of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(b)

The date of consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities.

(c)	The date that any one person, or more than one person acting as a group who is not related to the Company within the meaning of Treasury Regulation Section 1.409A-3(i)((vii)(B), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section, “more than one person acting as a group” is determined under Treasury regulation Section 1.409A-3(i)(5)(v)(B). If a person owns stock in both entities that enter into a merger, consolidation, purchase or acquisition of stock, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. In no event shall a change of control occur under circumstances that would not constitute a “change in the ownership of a corporation,” a “change in effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” as those terms are defined in regulations and other applicable guidance issued under section 409A of the Code.

1.3 Compensation Deferral Agreement. The term “Compensation Deferral Agreement” means the written compensation deferral agreement entered into by a Participant with the Company pursuant to this Plan.

1.4 Compensation Deferral Contribution. “Compensation Deferral Contribution” means a contribution made to the Plan by a Participant pursuant to Section 3.1.

1.5 Disability. A Participant has a “Disability” or shall be considered “Disabled” if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s long-term disability plan.

1.6 Distribution Sub-Account. The term “Distribution Sub-Account” shall refer to each sub-account elected by the Participant pursuant to Section 4.1 for the purpose of applying a specific election concerning time and form of payment to only such sub-account.

1.7 Lamb-Weston Balance. “Lamb-Weston Balance” means the amount credited from time to time to the bookkeeping account established by the Company to which a Participant’s balance from the Lamb-Weston Plan will be credited as of January 1, 2009, together with earnings and losses thereon.

1.8 Lamb-Weston Merged Participant. “Lamb-Weston Participant” means each Participant who has a balance credited from the Lamb-Weston Plan as of January 1, 2009.

1.9 Related Company. The term “Related Company” means: (i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes the Company); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company. For purposes of applying Code §§ 414(b) and (c), 25% is substituted for the 80% ownership level.

1.10 Separation from Service. The term “Separation from Service” means the date that the Participant separates from service within the meaning of Code Section 409A. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:

(a)	Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.

(b)	Dual Status. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a Participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Treasury Regulation section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Plan.

(c)

Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor except as provided in subsection (b) of this section would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in subsection (b) of this section over the immediately preceding thirty-six (36)-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty-six (36) months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this subsection (c) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (c) (including for purposes of determining the applicable thirty-six (36)-month (or shorter) period).

(d)	Service with Related Companies. For purposes of determining whether a separation from service has occurred under the above provisions, the “Company” shall include the Company and all Related Companies.

ARTICLE II

ELIGIBLE EMPLOYEES

Employees eligible to participate in the Plan shall be those employees of the Employer who either have been selected by, and at the sole and absolute discretion of, the HR Committee, or whose annual base salary equals or exceeds one-hundred twenty-five thousand dollars ($125,000.00) or such other amount approved by the HR Committee. Employees eligible to participate in the Plan with respect to merged balances shall also include employees and former employees of Lamb-Weston, Inc. who, immediately before the Lamb-Weston Plan was merged into this Plan, had an account balance in the Lamb-Weston Plan and now have an account balance in this Plan. The Committee shall have sole and absolute discretion to determine whether an individual’s base salary equals or exceeds the required dollar amount. Notwithstanding any provision in this Plan to the contrary, the Plan is intended to be a non-qualified deferred compensation plan for a select group of management or highly compensated employees (as that expression is used in ERISA) and participation shall be limited to such employees. Each Participant shall continue to be a participant in the Plan until all payments due under the Plan have been paid. The HR Committee may determine at any time that a Participant shall no longer be eligible to make Compensation Deferral Contributions.

Notwithstanding any provision apparently to the contrary in the Plan document or in any written communications, summary, resolution, oral communication or other document, in the event it is determined that a Participant will no longer be eligible to make Compensation Deferral Contributions, then the election for Compensation Deferral Contributions made by that individual in accordance with the provisions of the Plan will continue for the remainder of the calendar year during which such determination is made. However, no additional amounts shall be deferred and credited to the Participant’s Account under the Plan for any future calendar year until such time as the individual is again determined to be eligible to make Compensation Deferral Contributions and makes a new election under the provisions of the Plan. Amounts credited to the Account of such individual shall continue to be adjusted pursuant to the other provisions of the Plan until fully distributed.

ARTICLE III

DEFERRALS

3.1 Employee Deferrals. During one or more window periods each Plan Year determined by the Company, a Participant may elect to have a portion of his pay for the following Plan Year deposited in the Plan (“Compensation Deferral Contribution”). Unless the Committee specifies otherwise, any Compensation Deferral Contribution election will continue from year-to-year until timely changed by the Participant (and such change will be effective for the Plan Year following the Plan Year during which such change election is received by the Company) or until specified otherwise by the Committee. The minimum deposit shall be five percent (5%) of the Participant’s base salary or short-term incentive. The maximum deposit shall be determined and changed by the Committee from time to time (which may be set forth in the Compensation Deferred Agreement) and, in the absence of any such determination shall be fifty percent (50%) of the Participant’s normal salary and eighty-five percent (85%) of the Participant’s short-term incentive. The Participant’s election shall be made in accordance with the rules and regulations of the Committee and in accordance with a Compensation Deferral Agreement. The elected deferral percentage shall not apply to compensation that is not eligible for deferral under the terms of the Company’s 401(k) plan in effect on December 31, 2008 (ignoring for this purpose the limitations imposed by Code Sections 401(a)(17), 401(k)(3) and 415). The Compensation Deferral Contribution shall be credited to the Participant’s Account under the Plan as soon as reasonably practicable following the date the Participant would have otherwise been entitled to receive cash compensation absent an election to defer under this Section 3.1. A Compensation Deferral Contribution election shall be irrevocable as of the earlier of the deadline specified by the Company of the last day of a Plan Year, with respect to Compensation Deferral Contributions to be made during the following Plan Year, except for a cancellation permitted by Treasury Regulation Section 1.409-3(j)(4).

3.2 Employer Contributions. No Employer contributions will be made to the Plan.

ARTICLE IV

DISTRIBUTIONS

4.1 Time and Form of Payment

(a)	Distribution Sub-Accounts. Each Participant may elect, pursuant to Section 4.2, that such Participant’s Account shall be divided into Distribution Sub-Accounts for the purpose of the Participant making separate elections in accordance with this Article IV concerning time and form of payment with respect to each Distribution Sub-Account. The maximum number of Distribution Sub-Accounts will be specified by the Committee or its delegate from time to time. If an election under this Section 4.1(a) is not timely received from a Participant, then such Participant’s Account shall be deemed to be a single Distribution Sub-Account for purposes of this Plan.

(b)	Time of Payment. This Section 4.1(b) shall apply, except to the extent another subsection of this Section 4.1 or Section 4.3 is applicable. The normal date on which payment of a Participant’s Distribution Sub-Accounts shall be made or commence is the January that next follows the Participant’s Separation from Service (the default time of payment). However, each Participant may elect, pursuant to Section 4.2, that any of such Participant’s Distribution Sub-Accounts shall instead be paid (or installments shall commence), as follows:

(i)	in the January of the calendar year specified by the Participant (which calendar year may not be later than the year during which the Participant attains age 70); or

(ii)	on the earlier of the normal payment date or the January of the calendar year specified by the Participant (which calendar year may not be later than the year during which the Participant attains age 70).

The Committee shall determine the payment date within the parameters required by this Plan. A payment that is made after the earliest date payment could have been made, but by the later of the last day of the Participant’s taxable year that includes the earliest date payment could have been made, or by the fifteenth day of the third calendar month following the earliest date payment could have been made, shall be treated as having been made on the earliest date payment could have been made.

Any Participant election that specifies a date that does not comply with this Plan will be deemed to be an election of the nearest permitted date. For example, if a Participant were to elect to receive a lump sum at the later of the January after Separation from Service or January, 2020 and such Participant attains age 70 in 2019, such election will be reformed to be to receive the lump sum at the later of the January following Separation from Service or January, 2019.

(c)	Normal Form of Payment. This Section 4.1(c) shall apply, except to the extent another subsection of this Section 4.1 or Section 4.3 is applicable. The normal form of payment of a Participant’s Distribution Sub-Accounts shall be a single lump sum payment (the default form of payment) equal to the value of each of the Participant’s Distribution Sub-Accounts as of the most recent Valuation Date that precedes the payment date. However, a Participant may elect, pursuant to Section 4.2, that payment of any Distribution Sub-Account shall be made in annual installments over a period elected by the Participant that is not less than one (1) nor more than ten (10) years. Installments will commence following Separation Service only if the Participant is at least age fifty (50) and the balance of all Distribution Sub-Accounts is at least one hundred thousand dollars ($100,000.00), both determined as of the Separation from Service. If a Participant does not satisfy, as of such Participant’s Separation from Service, the applicable age and Distribution Sub-Account balance requirement to commence installments, all of the balance of the Distribution Sub-Accounts from which installments had not commenced prior to Separation from Service will be paid in a lump sum at the time provided herein. If installments commenced prior to Separation from Service from a Distribution Sub-Account, then such installments shall continue after Separation from Service regardless of age or balance. Each installment payment shall equal the quotient resulting from dividing the value of the Participant’s applicable Distribution Sub-Account as of the most recent Valuation Date that precedes the date the installment is to be paid by the sum of one plus the number of installments to be paid after the current installment. Any installments shall be paid annually during January of each year an installment is due.

(d)	Death. Upon the death of the Participant before distribution of the Participant’s entire Account (whether employed or not at the time of death), the Participant’s Account shall be paid to the Participant’s Beneficiary as soon as reasonably practical following the Participant’s death, but not later than the 90th day following the Participant’s death in a single lump sum equal to the value of the Participant’s Account as of the most recent Valuation Date preceding the payment.

(e)	Disability. If a Participant becomes Disabled prior to or coincident with Separation from Service and prior to the time payment of all of the Participant’s Distribution Sub-Accounts is to be made or commenced pursuant to Section 4.1(b), the Participant’s Distribution Sub-Accounts with respect to which distribution has not commenced shall be paid in the same manner as in Section 4.1(c), except that the age requirement for installment distributions shall not apply, and distribution shall be made or commenced as soon as reasonably practical following the determination of Disability, but not later than the 90th day following such determination. Payment of any Distribution Sub-Account with respect to which distribution had commenced prior to the time the Participant became Disabled shall continue as scheduled.

(f)	Change of Control Event. Each Participant may elect, within the time period specified by Section 4.2(a) or (c), that any Distribution Sub-Account shall be paid in a single lump sum as soon as reasonably practical following, but no later than ninety days following, the earlier of Separation from Service or either the occurrence of a Change of Control Event, or eighteen (18) months following the occurrence of a Change of Control Event. Such payment shall equal the value of the Participant’s Account as of the most recent Valuation Date preceding the payment. If an election is not made under this Section 4.1(f), then payment shall be made in accordance with the other Plan provisions.

(g)	Participants in Pay Status Before 2009. Notwithstanding anything herein to the contrary, for Participants or Beneficiaries who have received one (1) or more payments pursuant to this Plan or the Lamb-Weston Plan on or before December 31, 2008, payment shall continue to be made in accordance with the applicable payment schedule.

(i)	Committee Discretion. The Committee in its sole and absolute discretion may revise, remove or add any restriction on time or form payment, including limits on elections with respect to any Distribution Sub-Account, prior to the deadline for the initial election under Section 4.2(a) to be received from the Participant. Such Committee action must be in writing and may be set forth in distribution election form materials approved by the Committee. Any such Committee action shall be deemed to be a permitted amendment to this Plan.

4.2 Elections Regarding Time and Form of Payment. A Participant’s elections regarding the time and form of payment of each Distribution Sub-Account shall be made in accordance with the provisions of this Section 4.2.

(a)	Initial Elections. Except as otherwise provided in this Plan, the Participant’s election of the time and form of payment, pursuant to Sections 4.1(b), (c), (e) and (f), must be received by the Committee no later than before the deadline set by the Committee, which may not be later than date the Participant’s election to make a Compensation Deferral Contribution to which the time and form of payment election will apply becomes irrevocable. If a time and form of payment election is not timely received by the Committee, payment shall be made as if no election has been made. An election of time and form of payment shall become irrevocable as of the time determined by the Committee which shall not be later than the deadline for making such election, except as set forth in Section 4.2(b) and (c).

(b)	Change in Elections. A Participant may elect to change the timing or form of distribution after the later of December 31, 2008, or the deadline for making an initial election only in accordance with this Section 4.2(b). Any election under this Section 4.2(b) must comply with Code Section 409A and the guidance issued by the Department of the Treasury with respect to the application of Code Section 409A. Except as permitted by Section 4.3, a Participant may not elect to accelerate the date payment is to be made or commenced. Except as permitted by Section 4.3, a Participant may elect to delay the time payment is to be made or commenced and may change the form of payment from lump sum to installments, or vice versa, only if the following conditions are met:

(i)	the election is received by the Committee not less than twelve (12) months before the date payment would have otherwise been made or commenced without regard to this election;

(ii)	the election shall not take effect until at least twelve (12) months after the date on which the election is received by the Committee; and

(iii)	except in the case of elections relating to payment on account of death or Disability, payment pursuant to the election shall not be made or commenced sooner than five (5) years from the date payment would have otherwise been made or commenced without regard to this election.

For purposes of application of Code Section 409A to this provision, installments shall be treated as a single payment.

(c)	Special Transition Rule. This paragraph is effective September 1, 2007. Notwithstanding any provision in the Plan to the contrary, pursuant to IRS Notice 2005-1, IRS Notice 2006-79, IRS Notice 2007-86, and Section 1.409A-2(b)(2)(iv) of the Treasury Regulations under Code Section 409A, new payment elections shall be permitted for certain Participants under the Plan without violating the subsequent deferral and anti-acceleration rules of Code Section 409A. Accordingly, each Participant and each individual who immediately before the merger of the Lamb-Weston Plan into this Plan has an account balance in the Lamb-Weston Plan who has not received and does not receive one or more payments under this Plan or the Lamb-Weston Plan before January 1, 2009, may elect to change the time or form of payment under this Plan, if such election is received by the Committee on or before December 31, 2008. Such election must comply with Section 4.2(a) (other than the deadline under Section 4.2(a) for making elections), except that, in addition to the other available alternatives, a Participant may elect to receive his Lamb-Weston Balance in a lump sum during the seventh month following the month during which this election is received by the Committee. An election made on or after January 1, 2007 and on or before December 31, 2007 may not create a Distribution Sub-Account and may change the time or form of payment only with respect to amounts that otherwise would not be payable in 2007, may not cause an amount to be paid in 2007 that otherwise would not be payable in 2007, and may not elect a date for payment before Separation from Service that precedes 2009. With respect to an election made on or after January 1, 2008 and on or before December 31, 2008, to designate Distribution Sub-Accounts or change the time or form of payment, the election may apply only to amounts that otherwise would not be payable in 2008, may not cause an amount to be paid in 2008 that otherwise would not be payable in 2008, and may not elect a date for payment that precedes 2010 (provided that payment due to Separation from Service may precede 2010).

(d)	Special Rule for Lamb-Weston Merged Participant. A Lamb-Weston Merged Participant may elect, under Section 4.2(a), (b) or (c) to receive any Distribution Sub-Account in installments following Separation from Service even if such Participant is under age 50 or the balance of all of such Participant’s Distribution Sub-Accounts is less than one hundred thousand dollars ($100,000.00), in either case as of the date of Separation from Service.

4.3 Unforeseeable Emergency. A Participant may request that the Committee accelerate payment due to the occurrence of an “unforeseeable emergency” as defined by, and to the extent permitted by Treasury Regulation 1.409A-3(i)(3).

4.4 Withholding. The Company may determine, withhold and report the amount of any foreign, federal, state, or local taxes as the Company determines may be required to cover any taxes for which the Company may be liable with respect to any payment under this Plan. The Company shall have the authority, duty and power to reduce any benefit payable pursuant to the Plan by the amount of any foreign, federal, state or local taxes required by law to be withheld by the Company under applicable law with respect to such payment of benefits, and if required by law, the Participant’s share of Federal Insurance Contributions Act taxes, and any other employment taxes. The Company may in accordance with and to the extent it is able under the laws of the jurisdiction with respect to which a tax is owed, deduct the relevant amount from other earnings payable to the Participant or beneficiary. The Company shall be entitled to withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company), including all payments under this Plan, or make other arrangements for the collection of all legally required amounts necessary to satisfy any and all foreign, federal, state, or local, tax withholding and employment-related tax requirements.

4.5 Distributions to Specified Employees. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “Specified Employee”, no portion of his or her Account shall be distributed on account of a Separation from Service before the earlier of (a) the date which is six (6) months after the date of Separation from Service, or (b) the date of death of the Participant. A “Specified Employee” is a key employee, as defined under Code Section 416(i), without regard to paragraph (5) thereof (and any successor or comparable Code sections). Amounts that would have been paid during the delay will be adjusted for earnings and losses and paid on the first business day following the end of the six month delay.

PART II

GRANDFATHERED AMOUNTS

For amounts deferred under this Plan prior to January 1, 2005, that were fully vested on December 31, 2004, together with the earnings thereon (collectively the “Grandfathered Amounts”), which shall not include any amount deferred under the Lamb-Weston Plan prior to January 1, 2005, the provisions of this Part II shall apply.

ARTICLE V

DISTRIBUTION OF GRANDFATHERED AMOUNTS

5.1 Definition of Change of Control. The term “Change of Control” means:

(i)	The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(ii)	Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

(iii)	Consummation of a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

5.2 Definition of Disability. The term “Disability” means total and permanent disability as determined pursuant to the Company’s long-term disability plan.

5.3 Definition of Retirement

(a)	Early Retirement. The term “Early Retirement” means termination of employment with the Employer by a Participant who has at least ten (10) years of service with the Employer and who is at least age fifty-five (55).

(b)	Normal Retirement. The term “Normal Retirement” means termination of employment with the Employer by a Participant who is at least age sixty-five (65).

5.4 Distribution upon Disability or Retirement. Upon termination of employment because of Disability or Early or Normal Retirement, a Participant’s Grandfathered Amount shall be paid over a ten (10) year period. The first payment shall be made as soon as reasonably practicable following the date of the Participant’s termination of employment with annual payments over the next nine (9) years. A Participant’s Grandfathered Amount shall share in earnings and losses during the payout period. Notwithstanding the preceding, a Participant who is receiving his or her distribution in installments, or who expects to receive his or her distribution in installments, may request that the Committee distribute the Grandfathered Amounts in one (1) lump sum payment. The Participant shall provide the Committee information regarding the reasons for requesting a lump sum distribution, supporting facts and documents and any other information requested by the Committee. The Committee, in its sole and absolute discretion, may grant the lump sum distribution if the facts and circumstances warrant such a distribution. Examples of when the Committee should determine that a lump sum distribution is warranted are financial hardships beyond the reasonable control of the Participant.

5.5 Distribution Upon Termination of Employment. Upon termination of employment for reasons other than death, Disability, or Early or Normal Retirement, the Participant’s Account shall be paid in one (1) lump sum payment. The payment shall be made as soon as reasonably practicable following the date of the Participant’s termination of employment.

5.6 Distribution Upon Death. Upon the death of the Participant before distribution of the Participant’s entire Account (whether employed or not at the time of death), the Participant’s Account shall be paid to the Participant’s Beneficiary as soon as reasonably practicable following the death of the Participant.

5.7 Distribution Upon Change of Control. Upon a Change of Control, the Grandfathered Amounts shall be paid to the Participant in one (1) lump sum payment within thirty (30) days of the Change of Control.

5.8 Distribution Upon Elective Withdrawal By Participant. A Participant may elect to withdraw all of the Grandfathered Amounts. In the event of such elective withdrawal of Grandfathered Amounts, the Participant shall receive a distribution of ninety percent (90%) of the Grandfathered Amounts in the Participant’s Account and forfeit the remaining ten percent (10%).

5.9 Distribution Upon Termination by Corporate Successor. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidated only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate and the Grandfathered Amounts shall be distributed to the Participant in one (1) lump sum payment within thirty (30) days of such termination.

5.10 Distributions to Specified Employees. Distributions of Grandfathered Amounts may be distributed, as permitted by the Plan, to Specified Employees (as defined in Section 4.5) prior to the date which is six (6) months after the date of separation from service, or if earlier, the date of death of the Participant.

PART III

PROVISIONS APPLICABLE TO GRANDFATHERED AND

NON-GRANDFATHERED AMOUNTS

This Part III applies for all purposes of this Plan, including with respect to Grandfathered Amounts and amounts due under this Plan that are not Grandfathered Amounts.

ARTICLE VI

INVESTMENTS AND PARTICIPANT ACCOUNTS

6.1 Investments. The Company’s Employee Benefits Investment Committee shall select the deemed investments available with respect to the Participant’s interests in the Plan. Each Participant shall select, in accordance with the rules and procedures established by the Company’s Employee Benefits Investment Committee, the method of hypothetically investing the Participant’s Account and Grandfathered Amount. The Committee may permit Participants to designate different deemed investments for each Distribution Sub-Account. Transfers among deemed investments and changes in investment elections may be made only in accordance with the rules, procedures and limitations established by the Company’s Employee Benefits Investment Committee.

6.2 ConAgra Stock. Notwithstanding Section 6.1, phantom shares of Company common stock (“ConAgra Stock”) shall be an investment available for selection by Participants. If ConAgra Stock is selected by a Participant, then the number of shares of ConAgra Stock that equals the phantom shares credited under the Plan shall be deposited in the trust described in Section 6.4 below. The ConAgra Stock may be acquired by the trust through the ConAgra Employee Flexible Bonus Payment Plan, the ConAgra 1995 Stock Plan, or any subsequent Stock Plan adopted by the Company which allows for such. An account under the Plan (“Participant’s ConAgra Stock Account’) shall be established for the Participant for the number of shares of phantom ConAgra Stock to be credited to the Participant. The Participant’s ConAgra Stock Account shall be credited with dividends paid on the shares of ConAgra Stock credited to the Participant’s ConAgra Stock Account. Such dividends shall be reinvested in the ConAgra Stock Account in a manner similar to Compensation Deferral Contributions. Upon distribution to a Participant, amounts credited to a Participant’s ConAgra Stock Account shall be paid in ConAgra Stock. If installment payments are made, each distribution shall include ConAgra Stock in proportion to the ConAgra Stock credited to the Participant’s Account.

6.3 Accounting. Separate accounting shall be maintained for each Participant’s Account and Grandfathered Amounts. Each Participant’s Account and Grandfathered Amount shall be adjusted for Compensation Deferral Contributions and earnings and losses, to the extent applicable.

6.4 Funding. The Company, by action of the HR Committee, may establish one or more “rabbi” trusts to hold ConAgra Stock acquired pursuant to Section 6.2 above. Notwithstanding any other provisions of the Plan, the existence of any trust, or any authority granted by the Company to a Participant to change the investment of any rabbi trust or Company assets, this Plan shall be unfunded and the Participants in this Plan shall be no more than general, unsecured creditors of the Employer with regard to benefits payable pursuant to this Plan. Any such trust(s) shall be subject to all the provisions of this Plan, shall be property of the Company until distributed, and shall be subject to the Company’s general, unsecured creditors and judgment creditors. Any such trust(s) shall not be deemed to be collateral security for fulfilling any obligation of the Employer to the Participants. Except to the extent otherwise determined or directed by the Board or HR Committee, the Company’s policy related to deposits and withdrawals from any trust(s), and the terms of any trust(s), shall be determined by the Company’s Employee Benefits Investment Committee.

ARTICLE VII

ADMINISTRATION

7.1 Plan Administrator. The operation of the Plan shall be under the exclusive supervision of the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out in accordance with its terms, and for the exclusive benefit of persons entitled to participate in the Plan without discrimination. The Committee shall have full and exclusive power to administer and interpret the Plan in all of its details; subject, however, to the requirements of ERISA and all pertinent provisions of the Code. For this purpose, the Committee’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

(i)	to make and enforce such rules and regulations as the Committee deems necessary or proper for the efficient administration of the Plan;

(ii)	to interpret the Plan, the Committee’s interpretations thereof in good faith to be final, conclusive and binding on all persons claiming benefits under the Plan;

(iii)	to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and to receive benefits provided under the Plan;

(iv)	to approve and authorize the payment of benefits;

(v)	to appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan; and

(vi)	to allocate and delegate the Committee’s fiduciary responsibilities under the Plan and to designate another person to carry out any of the Committee’s fiduciary responsibilities under the Plan, provide that any such allocation, delegation or designation shall, to the extent applicable, be in accordance with Section 405 of ERISA.

No Committee member shall be involved in a decision that only affects that member’s benefit under the Plan, if any. The Committee may delegate any of its powers to any number of other persons. Committee determinations (or those of the committee’s delegate or agent) may be memorialized and reflected in communications and forms provided to Participants in lieu of Committee meeting minutes.

7.2 Claims. It is the intent of the Company that benefits payable under the Plan shall be payable without the Participant having to complete or submit any claim forms. However, a Participant who believes he or she is entitled to a payment under the Plan may submit a claim for payments in writing to the Company. A claim for benefits under the Plan shall be made in writing by the Participant, or, if applicable the Participant’s executor or administrator or authorized representative, (collectively, the “Claimant”) to the Committee.

7.3 Claim Denials; Claim Appeals. If a claim for benefits under the Plan is denied, the Claimant shall be notified, in writing, within sixty (60) days (forty-five (45) days in the case of a claim due to Participant’s Disability) after the claim is filed. The notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason(s) for the denial; (ii) specific references to the pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and (iv) an explanation of the Plan’s appeal procedure.

Within sixty (60) days (or within one hundred eighty (180) days in the case of a claim due to Participant’s Disability) after receipt of the above material, the Claimant shall have a reasonable opportunity to appeal the claim denial to the Committee for a full and fair review. The Claimant may: (i) request a review upon written notice to the Committee; (ii) review pertinent documents; and (iii) submit issues and comments in writing.

A decision by the Committee shall be made not later than sixty (60) days (or within forty-five (45) days in the case of a claim due to Participant’s Disability) after receipt of a request for review, unless special circumstances require an extension of time for processing, in which event a decision should be rendered as soon as possible, but in no event later than one hundred twenty (120) days (or within ninety (90) days in the case of a claim due to Participant’s Disability) after such receipt. The decision of the Committee shall be written and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, with specific references to the pertinent Plan provision on which the decision is based.

7.4 Claims Limitations and Exhaustion. No claim shall be considered under these procedures unless it is filed with the Committee within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claims is based. Every untimely claim shall be denied by the Committee without regard to the merits of the claim. No legal action (whether arising under ERISA Section 502 or ERISA Section 510 or under any other statute or non-statutory law) may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of: (i) two (2) years after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or (ii) ninety (90) days after the claimant has exhausted the procedures outlined in Section 7.3. Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each claimant who is or claims to be a beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying the one (1) year and two (2) year periods. The exhaustion of the procedures outlined in Section 7.3 is mandatory for resolving every claim and dispute arising under this Plan. No claimant shall be permitted to commence any legal action relating to any such claim or dispute unless a timely claim has been filed under the procedures outline in Section 7.3 and those procedures have been exhausted and in any legal action all explicit and implicit determinations by the Committee shall be afforded the maximum deference permitted by law.

ARTICLE VIII

AMENDMENT OR TERMINATION

8.1 Amendment or Termination. The HR Committee reserves the right to amend or terminate the Plan at its sole and absolute discretion. Any such amendment or termination shall be made pursuant to a resolution of the HR Committee and shall be effective as of the date of such resolution unless the resolution specifies a different effective date.

8.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any Account held hereunder as of the later of the adoption or effective date of such amendment or termination, or make any material modification related to any Grandfathered Amounts. The Participant’s Account and Grandfathered Amounts

will continue to share in earnings and losses until complete distribution of the Account. Upon and following the occurrence of a Change of Control Event, no amendment or termination of the Plan may reduce any Participant’s rights with respect to his or her Account as of the later of the adoption or effective date of such amendment or termination without such Participant’s consent. Upon termination of the Plan, distribution of amounts credited to the Accounts (which does not include Grandfathered Amounts) shall be made to Participants and their Beneficiaries in one of the following manners elected by the Company:

(i)	In the manner and at the time otherwise provided under the Plan; or

(ii)	In a lump sum payable at a time permitted by Code Section 409A, provided that all conditions of Code Section 409A are and will be satisfied.

ARTICLE IX

409A COMPLIANCE

The Plan was amended and restated as of January 1, 2005 for purposes of complying with the provisions of Code Section 409A and is amended and restated as of January 1, 2009 for purposes of complying with the provisions of Code Section 409A and the final regulations promulgated thereunder, except as otherwise provided herein (Code Section 409A and the regulations and other guidance issued with respect thereto, may be referred to as “409A”). With respect to amounts other than Grandfathered Amounts, the Plan shall be interpreted, operated and applied to comply with 409A so as not to subject any Participant to the additional tax, interest or penalties which may be imposed under 409A and not to cause inclusion in any Participant’s income of a Participant’s Account (and any related penalty and interest) until such amount or amounts are actually distributed to such Participant. With respect to Grandfathered Amounts, this Plan shall be interpreted and administered to prevent 409A from applying to Grandfathered Amounts; this shall include, but not be limited to, avoiding a material modification of the terms that were applicable to the Grandfathered Amounts on October 3, 2004. However, it is understood that 409A is ambiguous in certain respects. The Committee and Company will attempt in good faith not to take any action, and will attempt in good faith to refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon any Participant under 409A. To the extent the Committee and Company have acted or refrained from acting in good faith as required by this Section, neither they, their employees, contractors and agents, the Board, each member of the Board nor any Plan fiduciary (the “Released Parties”) shall in any way be liable for, and by participating in this Plan, each Participant automatically releases the Released Parties from any liability due to, any failure to follow the requirements of 409A, and no Participant shall be entitled to any damages related to any such failure even though the Plan requires certain actions to be taken in conformance with 409A.

ARTICLE X

GENERAL PROVISIONS

10.1 Beneficiary. The term “Beneficiary” means one or more persons or other entities designated by the Participant to receive the benefits payable by reason of the Participant’s death as provided under this Plan. The designation shall be in writing on a form approved by the Committee, signed by the Participant and delivered to the Committee to be valid. If the Participant makes no valid designation, or if the designated primary and secondary Beneficiaries fail to survive the Participant or otherwise fail to elect to receive such benefits, Participant’s Beneficiary shall then be the first of the following persons who survives the Participant: (i) the

Participant’s spouse (that is, the person to whom the Participant is legally married at the time of the Participant’s death), (ii) the Participant’s surviving issue, per stirpes, or (iii) the personal representative(s) of the Participant’s estate, to be administered and distributed as part of such estate. The Participant may change his designated Beneficiary by delivering a new written designation of beneficiary form to the Committee on a form approved by the Committee.

10.2 Board. The term “Board” means the Company’s Board of Directors.

10.3 Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.

10.4 Committee. The term “Committee” means the Company’s Employee Benefits Administrative Committee.

10.5 Company. The term “Company” means ConAgra Foods, Inc., a Delaware corporation, or any successor corporation or other entity resulting from a merger or consolidated into or with the Company or a transfer or sale of substantially all of the assets of the Company.

10.6 Effective Date. The original Plan was effective December 5, 1996, and was amended and restated effective January 1, 2005. This amendment and restatement is effective January 1, 2009, except to the extent otherwise provided herein.

10.7 Employer. The term “Employer” means the Company and any Related Company that the Company has authorized to participate in the Plan as to its employees.

10.8 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

10.9 HR Committee. The term “HR Committee” means the HR Committee of the Board.

10.10 Participant. The term “Participant” means any eligible employee covered by the Plan in accordance with the provisions of Article II.

10.11 Plan. The term “Plan” means the ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plans as set forth herein, and as may be amended from time to time.

10.12 Plan Year. The term “Plan Year” means the calendar year.

10.13 Valuation Date. The term “Valuation Date” means the last business day of each Plan Year and any other dates designated by the Committee in its discretion.

10.14 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

10.15 No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Employer.

10.16 Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings, other than by will or the laws of descent.

10.17 Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Company to be incapable of personally receiving or giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment of the account of such person and a complete discharge of any liability of the Company and the Plan therefore.

10.18 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidated only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate and the termination provision of Section 8.2 shall apply.

10.19 Governing Law. The Plan shall be construed and administered under the laws of the State of Nebraska to the extent federal law is not applicable.

10.20 Offsets. When any payment from a Participant’s Grandfathered Amount becomes due hereunder, the Company, without notice, demand or any other action, may withhold payment and use the funds to offset any amounts owed by the Participant to the Company or any of its affiliates. In addition, the Company also may offset a Participant’s Account in any Plan Year by an amount not to exceed $5,000 to satisfy a debt of the Participant owed to the Employer, provided that: (i) the debt was incurred in the ordinary course of the Participant’s employment by the Employer; and (ii) the offset is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

10.21 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.